Exhibit 99.1

NATCO Group Inc. Announces 1st Quarter 2005 Results

- Segment Profit Doubles to $7.1 Million
- Quarterly Bookings Exceed $100 Million
- Full Year EPS Guidance Reaffirmed at $.60 - $.70

HOUSTON, May 3 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) today announced revenues and segment profit for the three months ended March 31, 2005 of $88.7 million and $7.1 million, respectively, compared to revenue and segment profit of $72.0 and $3.5 million, respectively, for the comparable 2004 period. Included in the first quarter 2005 results is a $0.4 million pretax gain on the sale of assets disposed of in conjunction with the Company’s previously disclosed organizational restructuring. Net income allocable to common shareholders for the first quarter 2005 increased to $2.5 million, or $0.16 per share, from a net loss allocable to common shareholders of $0.4 million, or $0.03 per share, for the first quarter 2004. Included in the first quarter 2004 net loss was a pretax charge of $0.7 million related to the write-off of deferred financing fees associated with the Company’s previous debt facility.

The increase in revenue for the first quarter 2005 over the prior year’s first quarter reflects higher revenues from each of the Company’s three reporting segments. Total segment profit doubled in the 2005 quarter over the 2004 quarter primarily as a result of increased standard and traditional equipment sales in the U.S., Canada and Mexico, reported in the Company’s Oil & Water Technologies segment; increased throughput at the Company’s West Texas gas processing facility, reported in the Company’s Gas Technologies segment; and improvement in panel sales and field service deployments in the Company’s Automation & Controls segment.

John U. Clarke, Chairman and Chief Executive Officer, said, “Each of our business segments is benefiting from strong markets and the revenue and cost initiatives implemented at the beginning of the year. Even though the first quarter is historically our weakest, this year’s results represent the second best quarter ever for total segment profit, earnings per share and bookings. Our exposure to an expanding North American rig count and new project awards in international markets are driving improved manufacturing and engineering absorption levels. At the same time, our lean management initiatives are creating incremental efficiencies to help satisfy the growing market demand for our products worldwide.”

Highlighting the broad strength of the current market, each of the Company’s three operating segments posted bookings increases over the fourth quarter of 2004. Bookings of $103.8 million for the first quarter of 2005 exceeded fourth quarter of 2004 bookings by 14.9% and nearly matched the prior year quarter’s record level.

For the first quarter of 2005, the Company’s Oil & Water Technologies segment posted revenues and segment profit of $67.0 million and $1.4 million, respectively, compared with $54.6 million and $0.2 million, respectively, in the prior year’s quarter. Bookings for the first quarter 2005 increased to $78.1 million versus $71.4 million for the first quarter of 2004. Standard and traditional equipment sales contributed largely to the revenue increase. Increased proposal activity for built-to-order products, particularly at our U.K. subsidiary, where recent strategic and organizational changes were made, contributed to the increase in new order bookings.

The Company’s Gas Technologies segment revenue of $7.9 million and segment profit of $4.1 million represent increases of $1.1 million and $1.0 million, respectively, as compared to $6.8 million and $3.1 million from the prior year’s first quarter results. The revenue and segment profit increases were primarily the result of increased membrane sales and increased throughput at the Company’s West Texas gas processing facility. Bookings for the quarter declined $3.3 million to $11.5 million as compared to the first quarter of 2004.

Revenues and segment profit for the Company’s Automation & Controls segment increased to $15.2 million and $1.6 million, respectively, compared with $11.6 million and $0.2 million for the prior year’s first quarter. Contributing to the increases were improved market conditions in the Gulf of Mexico call-out service work and the Company’s recently established Angolan operations. Bookings declined from $17.9 million for the prior year’s first quarter to $14.1 million for the first quarter of 2005 due to the award in the first quarter of the prior year of an unusually large Kazakhstan panel fabrication project. This project, which was substantially complete at March 31, 2005, was the largest single booking ever for this segment.

The Company reaffirmed its earnings guidance for the full year 2005 of $.60-$.70 per share with total segment profit of $28 to $30 million on revenues of approximately $350 million. For the second quarter of 2005, the Company expects revenue of $85 to $90 million with total segment profit of $6.8 to $7.2 million.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, earnings and segment profit guidance and discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2005	December 31, 2004

	(unaudited)
Current assets:
Cash and cash equivalents	$1,288	$2,194
Trade accounts receivable, less allowance for doubtful accounts of $1,266 and $1,229 as of March 31, 2005 and December 31, 2004, respectively	87,728	83,556
Inventories	37,410	38,639
Deferred tax assets, net	3,454	3,395
Income tax receivable	168	—
Prepaid expenses and other current assets	3,791	3,901

Total current assets	133,839	131,685
Property, plant and equipment, net	35,002	35,917
Goodwill, net	80,641	80,676
Deferred income tax assets, net	2,853	3,216
Other assets, net	1,049	1,083

Total assets	$253,384	$252,577

LIABILITIES, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$6,526	$6,526
Accounts payable	43,242	45,373
Accrued expenses and other	26,938	27,840
Customer advances	11,093	10,453
Income tax payable	1,216	1,425

Total current liabilities	89,015	91,617
Long-term debt, excluding current installments	38,192	38,935
Long-term deferred tax liabilities	441	387
Postretirement benefit and other long-term liabilities	11,052	11,226

Total liabilities	138,700	142,165

Series B redeemable convertible preferred stock (aggregate redemption value of $15,000), $.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)	14,222	14,222
Stockholders’ equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 16,174,334 and 15,890,434 shares as of March 31, 2005 and December 31, 2004, respectively	159	158
Additional paid-in capital	97,365	97,044
Accumulated earnings	9,731	7,229
Treasury stock, 569,019 and 852,819 shares at cost as of March 31, 2005 and December 31, 2004, respectively	(6,759)	(8,335)
Accumulated other comprehensive gain (loss)	(34)	94

Total stockholders’ equity	100,462	96,190

Commitments and contingencies Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$253,384	$252,577

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,

	2005	2004

Revenues	$88,656	$71,984
Cost of goods sold	67,371	55,169

Gross profit	21,285	16,815
Selling, general and administrative expense	14,190	13,295
Depreciation and amortization expense	1,323	1,374
Interest expense	1,015	935
Write-off of unamortized debt costs	—	667
Interest cost on post-retirement benefit liability	210	225
Interest income	(52)	(62)
Other expense (income), net	(38)	454

Income (loss) before income taxes	4,637	(73)
Income tax provision (benefit)	1,762	(29)

Net income (loss)	$2,875	$(44)
Preferred stock dividends	375	375

Net income (loss) allocable to common stockholders	$2,500	$(419)

Earnings (loss) per share allocable to common stockholders - basic	$0.16	(0.03)
Earnings (loss) per share allocable to common stockholders - diluted	$0.16	$(0.03)
Basic weighted average number of shares of common stock outstanding	15,816	15,908
Diluted weighted average number of shares of common stock outstanding	16,042	15,908

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED SEGMENT INFORMATION (A)
(in thousands, except percentages)

	Three Months Ended

	March 31,		December 31,

	2005	2004	2004

Revenue:
Oil & Water Technologies	$67,005	$54,575	$66,956
Gas Technologies	7,897	6,824	11,820
Automation & Controls	15,152	11,618	14,274
Eliminations	(1,398)	(1,033)	(1,243)

Total revenue	$88,656	$71,984	$91,807

Gross profit:
Oil & Water Technologies	$12,845	$11,268	$11,922
Gas Technologies	5,117	3,999	6,595
Automation & Controls	3,323	1,548	2,811

Total gross profit	$21,285	$16,815	$21,328

Gross profit% of revenue:
Oil & Water Technologies	19.2%	20.6%	17.8%
Gas Technologies	64.8%	58.6%	55.8%
Automation & Controls	21.9%	13.3%	19.7%
Total gross profit% of revenue	24.0%	23.4%	23.2%
Operating expenses:
Oil & Water Technologies	$11,415	$11,027	$11,432
Gas Technologies	1,052	881	1,131
Automation & Controls	1,723	1,387	1,498

Total operating expenses	$14,190	$13,295	$14,061

Segment profit:
Oil & Water Technologies	$1,430	$241	$490
Gas Technologies	4,065	3,118	5,464
Automation & Controls	1,600	161	1,313

Total segment profit	$7,095	$3,520	$7,267

Bookings:
Oil & Water Technologies	$78,080	$71,377	$72,725
Gas Technologies	11,534	14,818	6,667
Automation & Controls	14,144	17,856	10,879

Total bookings	$103,758	$104,051	$90,271

	As of March 31,		As of Dec. 31, 2004

Backlog:	2005	2004

Oil & Water Technologies	$84,022	$77,257	$72,655
Gas Technologies	5,668	7,994	2,032
Automation & Controls	2,987	10,768	2,887

Total backlog	$92,677	$96,019	$77,574

(A)

The Company restructured its organization effective as of January 1, 2005 into three new operating segments: Oil & Water Technologies, Gas Technologies and Automation & Controls.  In addition, corporate costs are now allocated to the three operating segments instead of being reported on a standalone basis.  The prior year comparative information in this press release has been restated to conform to the current segment presentation.

SOURCE  NATCO Group Inc.
          -0-                                        05/03/2005
          /CONTACT:  NATCO Group Inc., +1-713-685-8082, or fax, +1-713-683-7841/
          /Web site:  http://www.natcogroup.com /